CONSENT OF INDEPENDENT AUDITORS





We consent to the incorporation by reference in the Registration Statement on Form S-3 of Motorcar Parts & Accessories, Inc. (the "Company") of our report dated May 16, 1997 relating to the balance sheets of the Company as of March 31, 1997 and 1996 and the related statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1997 included in the Company's annual report on Form 10-K for the fiscal year ended March 31, 1997. We also consent to the reference to our firm under the caption "Experts" in the prospectus.



/s/ Richard A. Eisner & Company, LLP

Richard A. Eisner & Company, LLP


New York, New York
August 5, 1997